                                                                   EXHIBIT 10.12

                                                                  EXECUTION COPY


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                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                            MCB Financial Corporation

                                       and

                                Business Bancorp

                           Dated as of August 15, 2001


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                                TABLE OF CONTENTS
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ARTICLE I        CERTAIN DEFINITIONS.........................................................................     1

ARTICLE II       THE BANK MERGER.............................................................................     4

         2.1   The Bank Merger...............................................................................     4

         2.2   Effective Time................................................................................     4

         2.3   Effects of the Bank Merger....................................................................     5

ARTICLE III      THE MERGER..................................................................................     5

         3.1   The Merger....................................................................................     5

         3.2   Effective Time................................................................................     5

         3.3   Effects of the Merger.........................................................................     5

         3.4   Conversion of MCB Common Stock................................................................     6

         3.5   BB Common Stock...............................................................................     6

         3.6   Options.......................................................................................     6

         3.7   Articles of Incorporation.....................................................................     7

         3.8   Bylaws........................................................................................     7

         3.9   Tax Consequences..............................................................................     7

         3.10  Board of Directors............................................................................     7

         3.11  Dissenting Shares.............................................................................     7

ARTICLE IV       CLOSING AND EXCHANGE OF SHARES..............................................................     7

         4.1   Closing.......................................................................................     7

         4.2   BB to Make Shares Available...................................................................     7

         4.3   Exchange of Shares............................................................................     8

ARTICLE V        Actions pending merger......................................................................     9

         5.1   Ordinary Course...............................................................................     9

         5.2   Capital Stock.................................................................................    10

         5.3   Dividends, Stock Splits, Etc..................................................................    10

         5.4   Compensation; Employment Agreements; Etc......................................................    10

         5.5   Benefit Plans.................................................................................    11

         5.6   Acquisitions And Dispositions.................................................................    11

         5.7   Amendments....................................................................................    11

         5.8   Accounting Methods............................................................................    11

         5.9   Adverse Actions...............................................................................    11
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         5.10  Claims........................................................................................    11

         5.11  Agreements....................................................................................    11

ARTICLE VI       REPRESENTATIONS AND WARRANTIES..............................................................    11

         6.1   Disclosure Schedules..........................................................................    11

         6.2   Standard......................................................................................    12

         6.3   Representations and Warranties................................................................    12

ARTICLE VII      COVENANTS...................................................................................    20

         7.1   Reasonable Best Efforts.......................................................................    20

         7.2   Stockholder Approvals.........................................................................    20

         7.3   Registration Statement........................................................................    21

         7.4   Press Releases................................................................................    22

         7.5   Access; Information...........................................................................    22

         7.6   Acquisition Proposals.........................................................................    23

         7.7   Affiliate Agreements..........................................................................    23

         7.8   Takeover Laws.................................................................................    23

         7.9   No Rights Triggered...........................................................................    23

         7.10  Shares Listed.................................................................................    23

         7.11  Regulatory Applications.......................................................................    23

         7.12  Indemnification; Directors' and Officers' Insurance...........................................    24

         7.13  Benefits Plans................................................................................    26

         7.14  Notification of Certain Matters...............................................................    26

ARTICLE VIII     ADDITIONAL AGREEMENTS.......................................................................    26

         8.1   Adoption of By-law and Articles Amendments....................................................    26

         8.2   Appointment of MCB Designees as BB Directors..................................................    27

         8.3   Resignation of Two BB Directors...............................................................    27

         8.4   Replacement Employment Agreements.............................................................    27

         8.5   Management Structure Following Reorganization.................................................    27

         8.6   ESOP Plan Adoption............................................................................    27

         8.7   Adoption of Shareholder Rights Plan...........................................................    27

         8.8   Adoption of Stock Option Plan.................................................................    27

         8.9   Enforcement of Additional Agreements..........................................................    28
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ARTICLE IX       CONDITIONS TO CONSUMMATION OF THE REORGANIZATION............................................    28

         9.1   Shareholder Vote..............................................................................    28

         9.2   Regulatory Approvals..........................................................................    28

         9.3   Third-Party Consents..........................................................................    28

         9.4   No Injunction, Etc............................................................................    28

         9.5   Representations, Warranties, Covenants and Additional Agreements of BB........................    28

         9.6   Representations, Warranties and Covenants of MCB..............................................    29

         9.7   Effective Registration Statement..............................................................    29

         9.8   Tax Opinion...................................................................................    29

         9.9   NASDAQ Listing................................................................................    30

ARTICLE X        TERMINATION.................................................................................    30

         10.1  Termination...................................................................................    30

         10.2  Effect of Termination and Abandonment.........................................................    31

         10.3  Liquidated Damages............................................................................    31

ARTICLE XI       MISCELLANEOUS...............................................................................    31

         11.1  Survival......................................................................................    31

         11.2  Waiver; Amendment.............................................................................    31

         11.3  Counterparts..................................................................................    31

         11.4  Governing Law.................................................................................    31

         11.5  Expenses......................................................................................    31

         11.6  Confidentiality...............................................................................    32

         11.7  Notices.......................................................................................    32

         11.8  Entire Understanding; No Third Party Beneficiaries............................................    32

         11.9  Interpretations...............................................................................    33
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                                      iii

         AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 15, 2001 (this "Agreement"), by and between MCB Financial Corporation, a California corporation ("MCB") and Business Bancorp, a California corporation ("BB") and their respective subsidiary banks, Metro Commerce Bank ("MCB Bank") and Business Bank of California ("BB Bank").

                                  WITNESSETH:

         WHEREAS, the Boards of Directors of MCB and BB have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which, subject to the terms and conditions set forth herein, (i) MCB will merge (the "Merger,") with and into BB, with BB as the surviving corporation in the Merger; and (ii) simultaneously MCB Bankwill be merged (the "Bank Merger") with and into BB Bank with BB Bank as the surviving corporation in the Bank Merger (collectively, the "Reorganization"); and

         WHEREAS, in connection with the execution of this Agreement, MCB and BB will enter into a stock option agreement, with MCB as issuer and BB as grantee (the "MCB Stock Option Agreement") in the form attached hereto as Exhibit A; and

         WHEREAS, in connection with the execution of this Agreement, BB and MCB will enter into a stock option agreement, with BB as issuer and MCB as Grantee (the "BB Common Stock Option Agreement," and together with the MCB Stock Option Agreement, the "Stock Option Agreements") in the form attached hereto as Exhibit B; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Reorganization and also to prescribe certain conditions to the Reorganization;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   ---------

                              CERTAIN DEFINITIONS
                              -------------------

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "BB Common Stock" shall mean BB Common Stock.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated March 21, 2001, between MCB and BB.

         "Commissioner" shall mean the Commissioner of Financial Institutions for the State of California.

         "DFI" shall mean the California Department of Financial Institutions.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Federal Reserve Board" shall mean the, Board of Governors of the Federal Reserve System.

         "Financial Code" shall mean the California Financial Code.

         "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "MCB Board" shall mean the board of directors of MCB as existing from the date of this Agreement through the Effective Time, including any replacement directors appointed by the MCB Board to fill vacancies occurring during the aforementioned period.

         "MCB ESOP Plan" shall mean that qualified Employee Stock Ownership Plan adopted as of January 1, 1999 by MCB.

         "MCB Shareholder Rights Agreement" shall mean the Shareholder Rights Agreement, dated as of January 19, 1999, by and between MCB and U.S. Stock Transfer Corporation, as rights agent, as amended.

         "MCB Stock" shall mean MCB Common Stock.

         "Material Adverse Effect" shall mean with respect to MCB or BB, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of MCB and its Subsidiaries taken as a whole, or BB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of MCB or BB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (C) actions or omissions of MCB or BB taken with the prior written consent of MCB or BB, as applicable, in contemplation of the transactions contemplated hereby, (D) circumstances affecting banks or savings associations and their holding companies generally, and (E) the effects of the Reorganization and compliance by either party with the provisions of this Agreement on the business, financial condition or results of operations of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

         "Person" or "person" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable into, or any options, calls or commitments relating to, for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

               Term                                          Section
               ----                                          -------
               Affiliate                                     7.7(a)
               Agreement                                     Preamble
               BB                                            Preamble
               BB Bank                                       Recitals
               BB Meeting                                    7.2
               BB Common Stock Option Agreement              Recitals
               BB Common Stock                               3.4(a)
               Bank Merger                                   Recitals
               Bank Merger Effective Time                    2.2
               BB Nominating Committee                       8.1(b)
               California Secretary                          2.2
               Certificate                                   3.4(b)
               Claim                                         7.12(a)
               Closing                                       4.1
               Closing Date                                  4.1
               Compensation and Benefit Plans                6.3(1)
               CGCL                                          3.1
               Disclosure Schedule                           6.1

               Dissenting Shares                             3.11
               Effective Time                                3.2
               Environmental Laws                            6.3(o)
               ERISA Affiliate                               6.3(1)(iii)
               Exchange Agent                                4.2
               Exchange Fund                                 4.2
               Exchange Ratio                                3.4(a)
               GAAP                                          5.8
               Indemnified Party                             7.12(a)
               Joint Proxy Statement                         7.3(a)
               MCB                                           Preamble
               MCB Bank                                      Recitals
               MCB Bank Common Stock                         2.3(a)
               MCB Common Stock                              3.4(a)
               MCB Meeting                                   7.2
               MCB Nominating Committee                      8.1(b)
               MCB Rights                                    6.3(n)(i)
               MCB Stock Option Agreement                    Recitals
               Meeting                                       7.2
               Merger                                        Recitals
               Merger Agreement                              3.2
               Multiemployer Plans                           6.3(1)(ii)
               NASDAQ                                        4.3(e)
               Pension Plan                                  6.3(1)(ii)
               Plans                                         6.3(1)(ii)
               Registration Statement                        7.3
               Regulatory Authorities                        6.3(h)(i)
               Reorganization                                Recitals
               SEC Documents                                 6.3(g)
               Stock Option Agreements                       Recitals
               Takeover Laws                                 6.3(n)
               Tax Returns                                   6.3(p)

                                  ARTICLE II
                                  ----------

                                THE BANK MERGER
                                ---------------

         2.1 The Bank Merger. Subject to the terms and conditions of this Agreement, simultaneously with the Effective Time of the Merger, MCB Bank shall be merged with and into BB Bank (the "Bank Merger Effective Time"). BB Bank shall be the surviving corporation in the Bank Merger, and shall continue its corporate existence under the laws of the State of California. Upon consummation of the Bank Merger, the separate corporate existence of MCB Bank shall terminate.

         2.2 Effective Time. The Bank Merger shall become effective as set forth in the merger agreement which shall be filed with the DFI and the Secretary of State of California (the "California Secretary") and the Merger Agreement which shall be filed with the California

Secretary on the Closing Date. The term "Bank Merger Effective Time" shall be the date and time when the Bank Merger becomes effective, as set forth by the Commissioner on the merger agreement.

         2.3 Effects of the Bank Merger. At and after the Bank Merger Effective Time, the Bank Merger shall have the effects set forth in the Financial Code, including the following:

               (a)  Cancellation of MCB Bank Common Stock. At the Bank Merger
                    -------------------------------------
Effective Time, each share of common stock of MCB Bank ("MCB Bank Common Stock") issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of capital stock or other securities or obligations of BB Bank shall be issued with respect to or in exchange for such canceled shares, and such canceled shares of MCB Bank Common Stock shall not be converted into capital stock or other securities or obligations of BB Bank.

               (b)  Articles and Bylaws of the Resulting Institution. The
                    ------------------------------------------------
articles of BB Bank, as in effect immediately prior to the Bank Merger Effective Time and the Bylaws of BB Bank as amended to be consistent with the requirements of Article VIII hereof, shall be the articles and bylaws of BB Bank, as the resulting institution of the Bank Merger, until either is thereafter amended in accordance with applicable law.

               (c)  Directors of the Resulting Institution. The directors of BB
                    --------------------------------------
Bank, as the resulting institution of the Bank Merger, shall be those persons listed in Schedule 2.3(c) to this Agreement. Such directors shall continue in office until their successors are duly elected and qualified or otherwise duly selected.

               (d)  Offices of the Resulting Institution. The home and other
                    ------------------------------------
offices of BB Bank, as the resulting institution of the Bank Merger, shall be as listed in Schedule 2.3(d) to this Agreement.

                                  ARTICLE III
                                  -----------

                                  THE MERGER
                                  ----------

         3.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law ("CGCL"), at the Effective Time, MCB shall merge with and into BB. BB shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of California. Upon consummation of the Merger, the separate corporate existence of MCB shall terminate.

         3.2 Effective Time. The Merger shall become effective as set forth in the merger agreement (the "Merger Agreement") which shall be filed with the California Secretary on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Merger Agreement.

         3.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL. The home office of BB as the resulting institution of the Merger, shall be as listed in
Schedule 3.3 to this Agreement.

         3.4 Conversion of MCB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BB, MCB or the holder of any of the following securities:

         (a) Subject to Section 4.3(f), each share of the common stock, no par value, of MCB (the "MCB Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.1763 shares (the "Exchange Ratio") of BB Common Stock (the "BB Common Stock").

         (b) All of the shares of MCB Common Stock converted into the right to receive BB Common Stock pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of MCB Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of BB Common Stock and (ii) cash in lieu of fractional shares into which the shares of MCB Common Stock represented by such Certificate have been converted pursuant to this Section 3.4 and Section 4.3(f). Certificates previously representing shares of MCB Common Stock shall be exchanged for certificates representing whole shares of BB Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 4.3, without any interest thereon. If, prior to the Effective Time, the outstanding shares of MCB Common Stock or BB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

         3.5 BB Common Stock. At and after the Effective Time, each share of BB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

         3.6   Options.

         (a) At the Effective Time, each option granted by MCB to purchase shares of MCB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares, of MCB Common Stock and shall be converted automatically into an option to purchase shares of BB Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the MCB Stock plans under which they were issued and the agreements evidencing grants thereunder):

               (i) The number of shares of BB Common Stock to be subject to the new option shall be equal to the product of the number of shares of MCB Common Stock subject to the original option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of BB Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

               (ii) The exercise price per share of BB Common Stock under the new option shall be equal to the exercise price per share of MCB Common Stock under the original option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

         (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424
(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to MCB shall be deemed to be references to BB.

         3.7 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of BB shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

         3.8 Bylaws. Subject to the terms and conditions of this Agreement and as amended in accordance with Article VIII hereof, at the Effective Time, the Bylaws of BB shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         3.9 Tax Consequences. It is intended that the Bank Merger and the Merger shall each constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354.

         3.10 Board of Directors. As of the Effective Time, the board of directors of BB shall be determined as set forth on Schedule 3.10.

         3.11 Dissenting Shares. Any shares of MCB Common Stock or BB Common Stock held by a holder who dissents from the Merger in accordance with Section 1300 of the CGCL shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect to Dissenting Shares pursuant to the CGCL.

                                  ARTICLE IV
                                  ----------

                        CLOSING AND EXCHANGE OF SHARES
                        ------------------------------

         4.1 Closing. Subject to the terms and conditions of this Agreement and the Stock Option Agreements, the closing of the Merger (the "Closing") shall take place at the time and on a date (the "Closing Date") and at a place to be specified by the parties, which shall be (i) no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions (other than those conditions to be satisfied or waived at the Closing) set forth in Article IX hereof; or (ii) at such other time as mutually agreed by the parties.

         4.2 BB to Make Shares Available. At or prior to the Effective Time, BB shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of BB and MCB (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article IV, certificates representing the shares of BB Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of BB Common Stock, together with any dividends or distributions with respect thereto (the "Exchange Fund"), to be issued pursuant to Section 3.4 and paid pursuant to Section 4.3(b) in exchange for outstanding shares of MCB Stock).

         4.3   Exchange of Shares.

         (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of BB Common Stock and any cash in lieu of fractional shares into which the shares of MCB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of BB Common Stock to which such holder of MCB Common Stock shall have become entitled pursuant to the provisions of
Article III and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

         (b) No dividends or other distributions declared with respect to BB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article IV. After the surrender of a Certificate in accordance with this Article IV, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BB Common Stock represented by such Certificate.

         (c) If any certificate representing shares of BB Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BB Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of MCB of the shares of MCB Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BB Common Stock as provided in this Article IV.

         (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BB. In lieu of the issuance of any such fractional share, BB shall pay to each former stockholder of MCB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing sale prices of BB Common Stock on NASDAQ small cap exchange (the "NASDAQ") as reported for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of BB Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.4.

         (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MCB for 12 months after the Effective Time shall be paid to BB. Any former stockholders of MCB who have not theretofore complied with this
Article IV shall thereafter look only to BB for payment of the shares of BB Common Stock, cash in lieu of any fractional shares and any, unpaid dividends and distributions on the BB Common Stock deliverable in respect of each share of MCB Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BB, MCB, the Exchange Agent or any other person shall be liable to any former holder of shares of MCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BB, the posting by such person of a bond in such amount as BB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE V
                                   ---------

                            ACTIONS PENDING MERGER
                            ----------------------

         From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of BB (which consent shall not be unreasonably withheld or delayed) MCB will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of MCB (which consent shall not be unreasonably withheld or delayed) BB will not, and will cause each of its Subsidiaries not to:

         5.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

         5.2 Capital Stock. Other than (i) pursuant to Rights or other stock options or stock Previously Disclosed in its Disclosure Schedule, (ii) pursuant to the MCB Stock Option Agreement or the BB Common Stock Option Agreement, (iii) pursuant to the MCB Shareholder Rights Agreement, (iv) trust originated preferred stock issued in the ordinary course of business or (v) as otherwise set forth in Section 5.2 of the MCB Disclosure Schedule or Section 5.2 of the BB Disclosure Schedule, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (y) enter into any agreement with respect to the foregoing, or (z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

         5.3 Dividends, Stock Splits, Etc. (i) Adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than (A) in the case of MCB, (1) quarterly one cent per share cash dividends on MCB Common Stock and (2) dividends from greater than 95%-owned Subsidiaries to MCB or to another greater than 95%-owned Subsidiary of MCB, as applicable, and (B) in the case of BB, (1) quarterly one cent per share cash dividends on BB Common Stock and (2) dividends from greater than 95%-owned Subsidiaries to MCB or to another greater than 95%-owned Subsidiary of MCB, as applicable), or (iii) other than (A) as Previously Disclosed in its Disclosure Schedule, or (B) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock. After the date of this Agreement, each of BB and MCB shall coordinate with the other the declaration of any dividends in respect of BB Common Stock and MCB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of BB Common Stock or MCB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of BB Common Stock and/or MCB Common Stock and any shares of BB Common Stock any such holder receives in exchange therefor in the Reorganization.

         5.4   Compensation; Employment Agreements; Etc. Except as set forth on
Section 5.4 of the MCB Disclosure Schedule and Section 5.4 of the BB Disclosure Schedule and other than as anticipated by Section 8.4 hereof, (i) enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors or executive officers, (ii) enter into or amend any written employment, severance or similar agreements or arrangements with any of its officers or employees, or (iii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (A) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (B) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice.

         5.5 Benefit Plans. Except as set forth on Section 5.5 of the MCB Disclosure Schedule and Section 5.5 of the BB Disclosure Schedule and other than as anticipated by Section 8.6 hereof, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to MCB, BB or their respective Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

         5.6 Acquisitions And Dispositions. Except as Previously Disclosed in its Disclosure Schedule, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole.

         5.7 Amendments. Amend its Articles of Incorporation or Bylaws or, except as provided in Section 6.3(n) and 7.9, amend or waive any rights under the MCB Shareholder Rights Agreement.

         5.8 Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles ("GAAP").

         5.9 Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Reorganization from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Reorganization set forth in
Article IX not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

         5.10 Claims. Settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice.

         5.11  Agreements. Agree or commit to do anything prohibited by Sections
5.1 through 5.10.

                                  ARTICLE VI
                                  ----------

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

         6.1 Disclosure Schedules. On or prior to the date hereof, each of BB and MCB has delivered to the other a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties set forth in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 6.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     6.2   Standard. No representation or warranty of BB or MCB contained in
Section 6.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached any such representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 6.3, has had or is reasonably expected to have a Material Adverse Effect.

     6.3 Representations and Warranties. Subject to Sections 6.1 and 6.2 and except as Previously Disclosed in its Disclosure Schedule, MCB hereby represents and warrants to BB, and BB hereby represents and warrants to MCB, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

     (a) Organization, Standing and Authority. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b)   Shares.

           (i) As of June 30, 2001, the authorized capital stock of MCB consists solely of 20,000,000 shares of MCB Common Stock, of which, as of July 31, 2001, 1,590,505 shares were outstanding and 20,000,000 of preferred stock of which none is outstanding. As of July 31, 2001, the authorized capital stock of BB consists solely of 10,000,000 shares of BB Common Stock, of which, as of July 31, 2001, 2,026,869 shares were outstanding and 2,000,000 of preferred stock of which none is outstanding. The outstanding shares of such party's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of such party's capital stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its capital stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the Stock Option Agreements and the MCB Shareholder Rights Agreement, as the case may be. Since June 30, 2001, neither BB nor MCB has issued shares of its capital stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

           (ii) The number of shares of MCB Common Stock which are issuable and reserved for issuance upon exercise of stock options and other rights (other than the MCB Stock Option Agreement) of MCB as of June 30, 2001 has been Previously Disclosed in MCB's Disclosure Schedule, and the number of shares of BB Common Stock which are issuable and reserved for issuance upon exercise of stock options and other rights (other than the BB Common Stock Option Agreement) of BB as of June 30, 2001 has been Previously Disclosed in BB's Disclosure Schedule.

     (c)   Subsidiaries.

          (i) (A) Except as otherwise Previously Disclosed in its Disclosure Schedule, such party has listed in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 all of its Subsidiaries, (B) it owns, directly or indirectly at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

           (ii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

           (iii) Except as set forth on their respective Disclosure Schedules 6.3, with respect to BB Bank, BB represents and warrants and, with respect to MCB Bank, MCB represents and warrants (in each case a "Bank") that: Bank is a California banking corporation, validly existing and in good standing duly authorized to conduct its business as it is currently conducted. All of Bank's eligible deposits are insured by the FDIC as required under applicable law. To the best of their knowledge Bank's allowance for loan losses as shown on the Bank's June 30, 2001 report of condition ("Call Report") filed with the

                 FDIC and DFI was adequate in all respects to provide for losses, net of recoveries, on loans outstanding. Bank's nonperforming assets are not in excess of that amount reflected on the Bank's June 30, 2001 Call Report. Other than as Previously Disclosed, Bank does not have any loans that have been classified by the Bank management, the Bank's independent auditors or any regulatory authority as "non-accrual," "watch," "other assets specially mentioned," "substandard," "doubtful," or "loss." The Bank received at least a "satisfactory" rating in its most recent Community Reinvestment Act examination.

     (d) Corporate Power. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby.

     (e) Corporate Authority. Subject, in the case of this Agreement, to approval by the holders of a majority of the shares of MCB Common Stock entitled to vote (in the case of MCB) and by the holders of a majority of the shares of BB Common Stock entitled to vote (in the case of BB), each of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of it, and each of this Agreement and the Stock Option Agreements is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) No Defaults. Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in Section 9.2 and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Significant Subsidiaries or to which it or any of its Significant Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or bylaws, or
(iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license agreement, indenture, contract, agreement or instrument.

     (g) Financial Reports and SEC Documents. Its Annual Report on Form 10-KSB, as amended through the date hereof, for the fiscal year ended December 31, 2000, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (h)   Litigation; Regulatory Action.

           (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries, and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

           (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state court or any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the FDIC and the Federal Reserve Board) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

           (iii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

     (i)   Compliance With Laws.  It and each of its Subsidiaries:

           (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1998, no notification or communication from any Regulatory Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

     (j) Defaults. Neither it nor any of its Subsidiaries is and, to its best knowledge, no counter party to a material contract is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, of operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (k) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of MCB, fees to be paid to Merrill, Lynch, Pierce, Fenner & Smith Incorporated and, in the case of BB, fees to be paid to Baxter Fentriss and Co., in each case pursuant to letter agreements which have been heretofore disclosed to the other party.

     (l)   Employee Benefit Plans.

           (i) Each party has made available to the other all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all material employment or severance contracts, all material medical, dental, disability, health and life insurance plans, all other material employee benefit and fringe benefit plans, contracts or arrangements and any material applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or to which contributions are made by it or any of its Subsidiaries for the benefit of officers, employees, directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

           (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to the other party.

           (iii) Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof, All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

           (iii) No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(5) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(5) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

           (iv) All contributions, premiums and payments required to be, made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
                   Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code,

           (iv) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

           (vi) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3 (2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

           (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

     (m) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

     (n)   Takeover Laws; Rights Plans.

           (i) It has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of California.

           (ii) In the case of the representations and warranties of MCB, it has (A) duly approved an appropriate amendment to the MCB Shareholder Rights Agreement and (B) taken all other action necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby (including, without limitation, the Reorganization) do not and will not result in the ability of any person to exercise any Rights, as defined in the MCB Shareholder Rights Agreement (the "MCB Rights"), or enable or require the MCB Rights to separate from the shares of MCB Common Stock to which they are attached or to be triggered or become exercisable.

           (iii) In the case of the representations and warranties of MCB, no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the MCB Shareholder Rights Plan) has occurred, and the "Final Expiration Date" (as such term is defined in the MCB Rights Plan) is January 30, 2009.

     (o)   Environmental Matters.

           (i) As used in this Agreement, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

           (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (p) Tax Matters. (i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by it are complete and accurate in all material respects; (iii) all Taxes shown to be due on such Tax

Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (iv) except as Previously Disclosed, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might reasonably be expected to result in a determination, the effect of which would be a Material Adverse Effect.

     (q) Tax Treatment. As of the date hereof, it is aware of no reason why the Reorganization will fail to qualify as a "reorganization" under Section 368(a) of the Code.

     (r) Regulatory Approvals. The approval of the following regulatory authorities (among others) is necessary to consummate the Reorganization: the Federal Reserve Board, DFI, the FDIC and the regulatory authorities of the states and foreign jurisdictions in which MCB, BB, and their respective Subsidiaries operate. As of the date hereof, neither of MCB nor BB is aware of any reason why the approvals of such regulatory authorities will not be received.

     (s) No Material Adverse Effect. Since December 31, 2000, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof,
(i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 6.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                                  ARTICLE VII
                                  -----------

                                   COVENANTS
                                   ---------

     MCB hereby covenants to and agrees with BB, and BB hereby covenants to and agrees with MCB, that:

     7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Reorganization as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including, without limitation, using its reasonable best efforts to obtain (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by MCB or BB or any of their respective Subsidiaries in connection with the Reorganization and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

     7.2 Stockholder Approvals. Each of them shall take, in accordance with applicable law, applicable stock exchange rules and its respective articles of incorporation and bylaws, all action necessary to convene, respectively, an appropriate meeting of shareholders of BB to consider and vote upon the approval of this Agreement and any other matters required to be approved by BB shareholders for consummation of the Reorganization (including any adjournment or postponement, the "BB Meeting"), and an appropriate meeting of stockholders of MCB to consider and vote upon the approval of this Agreement and any other matters required to be approved by MCB's stockholders for consummation of the Reorganization (including any adjournment or postponement, the "MCB Meeting"; and each of the BB Meeting and MCB Meeting, a "Meeting"), respectively, as promptly as practicable after the date hereof. At the BB Meeting, its shareholders shall also be asked to approve the amendment to its Bylaws to increase the variable number of board numbers as set forth in Section 8.1(a), to approve the elimination of cumulative voting as set forth in Section 8.1(c), to approve an amendment to BB's articles of incorporation authorizing additional BB Common Stock and BB preferred stock as set forth in Section 8.1(d) and to approve the adoption of a new stock option plan as set forth in Section 8.8. The Board of Directors of each of BB and MCB shall recommend such approval, and each of BB and MCB shall take all reasonable lawful action to solicit such approval by its respective stockholders.

     7.3   Registration Statement.

     (a) Each of BB and MCB agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by BB with the SEC in connection with the issuance of BB Common Stock in the Reorganization (including the joint proxy statement and prospectus and other proxy solicitation materials of BB and MCB constituting a part thereof (the "Joint Proxy Statement") and all related documents). MCB and BB agree to use their reasonable best efforts to file the Registration Statement with the SEC as promptly as practicable. Each of MCB and BB agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. BB also agrees to use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (b) Each of MCB and BB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the BB Meeting and MCB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of MCB and BB further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

     (c) In the case of BB, BB will advise MCB, promptly after BB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the BB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     7.4 Press Releases. Neither party will, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NASDAQ or the American Stock Exchange.

     7.5   Access; Information.

     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Closing Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws (other than reports or documents that BB or MCB, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. The parties will each provide adequate notice to and permit one representative of the other party to attend all regular and special board meetings from the date hereof through the Effective Date; provided, however, either board of directors may exclude the representative of the other party from any discussion of the transactions contemplated by this Agreement or from any discussion involving matters of attorney-client privilege. Neither BB nor MCB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

     (b) It will not use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the Receiving Party (as defined therein)). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     7.6 Acquisition Proposals. Without the prior written consent of the other party hereto, it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its Subsidiaries.

     7.7  Affiliate Agreements.

     (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, MCB shall deliver to BB, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act.

     (b) MCB shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of MCB to execute and deliver to BB on or before the date of mailing of the Joint Proxy Statement an agreement to comply with Rule 145 under the Securities Act.

     (c) MCB and BB shall each use its respective reasonable best efforts to cause each current director of MCB and BB, as the case may be, to execute and deliver to MCB and BB within 15 days of the date of this Agreement an agreement in the form attached hereto as Schedule 7.7(c) to support the Reorganization and to vote all shares over which each director has voting authority in favor of the Reorganization.

     7.8 Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement and the Stock Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect of any state that purport to apply to this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby.

     7.9 No Rights Triggered. Each of MCB and BB shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its articles of incorporation or bylaws, (ii) under any material agreement to which it or any of its Subsidiaries is a party (including, without limitation, in the case of MCB, the MCB Shareholder Rights Agreement) or (iii) in the case of MCB, to exercise or receive certificates for Rights, or acquire any property in respect of Rights, under the MCB Shareholder Rights Agreement.

     7.10 Shares Listed. BB and MCB shall use their reasonable best efforts to list, prior to the Closing Date, on the NASDAQ national market system, upon official notice of issuance, the shares of BB Common Stock to be issued in the Reorganization.

     7.11 Regulatory Applications.

     (a) BB and MCB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare and execute all documentation (including, in the case of BB, such documentation on behalf of BB Bank as may be necessary in connection with the Bank Merger), to effect all filings, and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal Reserve Board, the DFI, the FDIC and the regulatory authorities of the states and foreign jurisdictions in which MCB, BB and their respective Subsidiaries operate, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations, and (iii) to cause the Reorganization to be consummated as expeditiously as practicable. BB agrees to use its reasonable best efforts to file the requisite applications to be filed by it with the Federal Reserve Board and the regulatory authorities of the states and foreign jurisdictions in which MCB and its Subsidiaries operate as promptly as practicable. Each of BB and MCB shall have the right to review in advance, and, to the extent practicable, each will consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

     7.12 Indemnification; Directors' and Officers' Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of MCB, BB or any of their respective Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of MCB, BB, their respective Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, the Stock Option Agreements, or any of the transactions contemplated hereby and thereby and all actions taken by an Indemnified Party in connection herewith or therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, BB shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally determined (with no further rights of appeal) that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BB; provided, however, that (A) BB shall have the right to assume the defense thereof and upon such assumption BB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) BB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (C) BB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) BB shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify BB thereof, provided that the failure to so notify shall not affect the obligations of BB under this Section 7.12 except (and only) to the extent such failure to notify materially prejudices BB. BB's obligations under this Section
7.12 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b)  Without limiting any of the obligations under paragraph (a) of this
Section 7.12, BB agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in MCB's Amended and Restated Articles of Incorporation or Bylaws or in the similar governing documents of any of MCB's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Reorganization and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this Section 7.12 shall be deemed to preclude the liquidation, consolidation or merger of MCB or any MCB Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against BB. Nothing contained in this
Section 7.12 shall be deemed to preclude any rights to indemnification or limitations on liability provided in MCB's Amended and Restated Articles of Incorporation or Bylaws or the similar governing documents of any of MCB's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

     (c) In the event BB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BB shall assume the obligations set forth in this Section 7.12.

     (d) The provisions of this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.13 Benefits Plans.

     (a) Subject to Section 7.13(c), BB shall honor, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of BB and MCB existing as of the Effective Time, as well as all employment or severance agreements, plans or policies of BB or MCB.

     (b) BB shall cause each employee benefit plan, program, policy or arrangement of the combined company to take into account for purposes of eligibility and vesting thereunder the service of employees of BB and MCB to the same extent as such service was credited for such purpose by MCB and BB, respectively, under comparable compensation and benefit plans.

     (c) BB and MCB agree to cooperate to establish for the combined company benefit plans which are appropriate for the nature of the combined company's organization with respect to periods after the Effective Time.

     7.14 Notification of Certain Matters. Each of MCB and BB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                 ARTICLE VIII
                                 -------------

                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1 Adoption of By-law and Articles Amendments. Prior to the Merger Effective Time the BB Board of Directors shall adopt amendments to its Bylaws and Articles to be effective at the Effective Time as follows:

     (a) An amendment of the BB Bylaws to increase the variable number of directors serving on the BB Board from the existing 7 - 13 to 9 - 17 and to set the number of directors as of the Effective Time at 14 in the form attached hereto as Schedule 8.1(a).

     (b) An amendment of the BB Bylaws to provide for a period of two years following the Effective Time (i) two nominating committees, one comprised of MCB representatives (the "MCB Nominating Committee") and the other comprised of BB representatives (the "BB Nominating Committee"), each nominating committee to nominate one-half of the future BB

Board; and (ii) a super-majority vote of the future BB Board for certain corporate actions in the form attached hereto as Schedule 8.1(b).

     (c) An amendment of the BB Bylaws to eliminate cumulative voting in the form attached hereto as Schedule 8.1(a).

     (d) An amendment of the BB Articles to increase the number of authorized shares of BB Common Stock from 10,000,000 to 20,000,000 and to increase the number of authorized shares of BB preferred stock from 2,000,000 to 20,000,000 in the form attached hereto as Schedule 8.1(d).

     8.2 Appointment of MCB Designees as BB Directors. Effective the Effective Time, the BB Board of Directors shall appoint the seven current members of the MCB Board or, in the event of one or more vacancies on the MCB Board, the designees of the current MCB Board, as directors of BB and BB Bank.

     8.3 Resignation of Two BB Directors. At the Effective Time, two members of the current BB Board of Directors shall have resigned from the boards of directors of BB and BB Bank.

     8.4 Replacement Employment Agreements. On or before the Effective Time, BB shall offer the MCB and BB officers identified on Schedule 8.4 hereto employment and/or severance agreements to be effective at the Effective Time which shall replace employment and/or severance agreements currently in existence with either MCB or BB and which replacement employment agreement shall include recognition of the inapplicability of existing severance or change of control payment provisions that may have otherwise resulted from this Reorganization; provided, however, if any officer identified in Schedule 8.4 hereto is terminated without cause within 12 months following the Effective Time, upon termination such officer shall be entitled to receive any severance and/or change of control payments that would have been paid to such officer under his or her prior agreement.

     8.5 Management Structure Following Reorganization. At and for a period of at least two years after the Effective Time, the BB management structure and responsibilities shall be as set forth on Schedule 8.5. Any changes to this structure and responsibilities shall require the approval of at least 70% of the authorized number of BB directors at a meeting duly held.

     8.6 ESOP Plan Adoption. At the Effective Time or as soon thereafter as reasonably practicable, BB shall adopt the existing MCB ESOP Plan or take action to adopt an new ESOP Plan containing provisions and benefits substantially similar to the existing MCB ESOP Plan.

     8.7 Adoption of Shareholder Rights Plan. At the Effective Time or as soon thereafter as reasonably practicable, the BB board of directors shall adopt a shareholder rights plan substantially similar to the existing MCB Shareholder Rights Agreement.

     8.8 Adoption of Stock Option Plan. In connection with the transactions approved by the BB stockholders related to this Agreement, the BB board of directors shall adopt and shall submit to the stockholders for approval to be effective at the Effective Time or as soon thereafter as reasonably practicable, a stock option plan providing for the grant of additional options to BB's directors and employees.

     8.9 Enforcement of Additional Agreements. From and after the Effective Time the provisions of this Article VIII of this Agreement shall be enforceable by the respective MCB or BB Nominating Committees. The parties hereby stipulate, which stipulation shall be evidenced by this Agreement and may be used in any court proceeding commenced pursuant hereto, that either the MCB Nominating Committee or the BB Nominating Committee shall have standing to commence an action in the name of the Corporation or in the name of the respective Nominating Committee to enforce by way of injunction, writ or otherwise, any obligation set forth in this Article VIII; provided, however, any action taken by at least 70% of the authorized number of BB directors at a meeting duly held shall not be deemed to be a violation of the provisions of this Article VIII. Any action hereunder must be commenced within 90 days of a corporate action giving rise to an alleged violation of the provisions of Article VIII. In the event that a Nominating Committee commences an action pursuant hereto and is successful in obtaining a favorable judgment of a court or a settlement of the dispute, that Nominating Committee's legal fees and other costs shall be paid by BB.

                                  ARTICLE IX
                                  ----------

               CONDITIONS TO CONSUMMATION OF THE REORGANIZATION
               ------------------------------------------------

     The obligations of each of the parties to consummate the Reorganization are conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

     9.1 Shareholder Vote. Approval of the transactions contemplated by this Agreement by the requisite votes of the stockholders of MCB and of BB, respectively.

     9.2 Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including, without limitation, those specified in Section 6.3(r), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

     9.3 Third-Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Reorganization shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB or BB, as the case may be.

     9.4 No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided, however, that each of BB and MCB shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

     9.5 Representations, Warranties, Covenants and Additional Agreements of BB. In the case of MCB's obligation to consummate the Reorganization: (i) each of the representations and warranties contained herein of BB shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had

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

been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, subject to the standard set forth in Section 6.2, (ii) each and all of the agreements and covenants of BB to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, (iii) BB shall have appointed the current members of the MCB Board to serve as BB directors from and after the Effective Time, (iv) two existing BB directors shall have resigned from BB's Board of Directors effective at the Effective Time, and (v) MCB shall have received a certificate signed by the Chief Executive Officer of BB, dated the Closing Date, to the effect set forth in clauses (i) through (iv) of this
Section 9.5.

     9.6 Representations, Warranties and Covenants of MCB. In the case of BB's obligation to consummate the Reorganization: (i) each of the representations and warranties contained herein of MCB shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, subject to the standard set forth in Section 6.2, (ii) each and all of the agreements and covenants of MCB to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, and (iii) BB shall have received a certificate signed by the Chief Executive Officer of MCB, dated the Closing Date, to the effect set forth in clauses (i) and (ii) of this Section 9.6.

     9.7 Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

     9.8 Tax Opinion. BB and MCB shall have received an opinion from McCutchen, Doyle, Brown & Enersen, LLP dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Merger Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 (a) of the Code and that accordingly:

          (i) No gain or loss will be recognized by BB or MCB as a result of the Merger;

          (ii) No gain or loss will be recognized by the stockholders of MCB who exchange all of their MCB Common Stock solely for BB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BB Common Stock);

          (iii) The aggregate tax basis of the BB Common Stock received by stockholders who exchange all of their MCB Common Stock solely for BB Common Stock in the Merger will be the same as the aggregate tax basis of MCB Common Stock surrendered in exchange therefor, (reduced by any amount allocable to a fractional share interest for which cash is received); and

     In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of BB, MCB and others, reasonably satisfactory in form and substance to such counsel.

     9.9 NASDAQ Listing. The shares of BB Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NASDAQ national market system, subject to official notice of issuance.

     It is specifically provided, however, that a failure to satisfy any of the conditions set forth in Section 9.6 shall only constitute a condition if asserted by BB, and a failure to satisfy the condition set forth in Section 9.5 shall only constitute a condition if asserted by MCB.

                                   ARTICLE X
                                   ---------

                                  TERMINATION
                                  -----------

     10.1 Termination. This Agreement may be terminated, and the Reorganization may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of BB and MCB in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by BB or MCB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.2), which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching arty of such breach.

     (c) Delay. At any time prior to the Effective Time, by BB or MCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Reorganization is not consummated by March 31, 2002, except to the extent that the failure of the Reorganization then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

     (d) No Approval. By MCB or BB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of the Merger by the Federal Reserve Board or of the Bank Merger by the FDIC and DFI required for consummation of the Reorganization and the other transactions contemplated by the Reorganization shall have been denied by final nonappealable action of such Regulatory

Authority or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or (ii) any stockholder approval required by Section 9.1 is not obtained at the MCB Meeting or the BB Meeting.

     10.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Reorganization pursuant to this
Article X, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 10.3 and 11.1 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

     10.3 Liquidated Damages. In the event of (i) termination of this Agreement by a party hereto and the abandonment of the Reorganization is other than pursuant to this Article X, or (ii) a continuing breach of this Agreement by a party resulting in the termination of this Agreement by the non-breaching party pursuant to Section 9.1(b) and so long as the breach of the Agreement was not beyond the reasonable control of the breaching party, then MCB and BB agree that damages are difficult to estimate and that, on demand, the sum of two million dollars ($2,000,000) shall be paid to the non-breaching party by the other party as liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement.


                                  ARTICLE XI
                                  ----------

                                 MISCELLANEOUS
                                 -------------

     11.1 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Articles III, IV and VIII, Sections 7.12 and 7.13, and Article XI shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 7.5(b) and 10.2, and,
Article XI, shall survive such termination.

     11.2 Waiver; Amendment. Subject, to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement.

     11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     11.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law govern).

     11.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that legal fees in connection with drafting this Agreement, certain fees owing to Merrill Lynch & Co., printing expenses and SEC filing and registration fees shall be shared equally between MCB and BB.

     11.6 Confidentiality. Each of the parties hereto and, their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

     11.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                                   If to BB, to:

                                   Business Bancorp
                                   140 S. Arrowhead Avenue
                                   San Bernardino, California 92408
                                   Attention: Alan J. Lane
                                   Telecopier: (909) 885-6173

                                   With copy to:

                                   Fried, Bird & Crumpacker LLP
                                   1900 Avenue of the Stars
                                   35/th/ Floor
                                   Los Angeles, California 90067
                                   Attention: Keith Holmes, Esq.

                                   If to MCB, to:

                                   MCB Financial Corporation
                                   1248 Fifth Avenue
                                   San Rafael, California 94901
                                   Attention: Charles O. Hall
                                   Telecopier: (415) 721-4808.

                                   With copy to:

                                   McCutchen, Doyle, Brown & Enersen, LLP
                                   Three Embarcadero Center
                                   18/th/ Floor
                                   San Francisco, California 94111
                                   Attention: James M. Rockett, Esq.

     11.8 Entire Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, and the Stock Option Agreements, this Agreement (including the Exhibits and Schedules hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 7.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.9 Interpretations. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require BB, MCB or any of their respective Subsidiaries, Affiliates, or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



MCB FINANCIAL CORPORATION                    BUSINESS BANCORP


By: /s/ Charles O. Hall                      By: /s/ Alan J. Lane
   -----------------------------------           -------------------------------
Name:  Charles O. Hall                       Name:  Alan J. Lane
Title: President & Chief Executive           Title: President & Chief Executive
       Officer                                      Officer


METRO COMMERCE BANK                          BUSINESS BANK OF CALIFORNIA

By: /s/ Charles O. Hall                      By:  /s/ Alan J. Lane
   -----------------------------------           ------------------------------
Name:  Charles O. Hall                       Name:  Alan J. Lane
Title: President & Chief Executive           Title: President & Chief Executive
       Officer                                      Officer